Exhibit 10

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 1, 2010 by and between Tropicana Las Vegas, Inc. (“Company”), and Mrs. Marie Ramsey (“Executive”).

1.             Employment.  Company hereby employs Executive, and Executive hereby accepts employment by the Company, as Company’s Vice President of Finance to perform such executive, managerial or administrative duties, commensurate with Executive’s position, as Company may specify from time to time, during the Term (as defined in Section 2).  Effective upon Company’s gaming licensure, Executive’s position will be Vice President and Chief Financial Officer.

2.             Effective Date; Term.  This Agreement shall be effective on October 1, 2010.  Subject to earlier termination as provided herein, the term of the Executive’s employment hereunder shall commence on October 1, 2010 and terminate on September 30, 2014 (“Term”).  If Executive remains employed by Company following the Term, any such employment shall be on an at-will basis unless the parties agree in writing to extend the Term.

3.             Base Salary.  During the Term, in consideration of the performance by Executive of Executive’s obligations hereunder to Company and its parents, subsidiaries, affiliates and joint ventures (collectively, the “Company Group”), in any capacity (including any service as a director), Company shall pay Executive an annual Base Salary of $180,000, subject to revision from time to time (“Base Salary”).  The Base Salary shall be payable in accordance with the payroll practices of Company as in effect from time to time for Company’s senior executives.

4.             Bonus Compensation.  Executive shall be eligible to receive a Performance Bonus, as defined in Exhibit “A”.  A Performance Bonus, if payable, shall be paid to Executive by the Company within ninety (90) days following the end of the applicable Performance Period (each, a “Payment Date”).  Executive must be employed by Company on the Payment Date to be eligible to receive a Performance Bonus.

5.             Equity Bonus Pool.  In addition to the Base Salary and the Bonus Compensation, Executive shall be eligible to participate in the Equity Bonus Pool.  The Equity Bonus Pool consists of five percent (5%) of the gain upon sale of Tropicana Las Vegas, Inc., such gain computed at the same cost basis as that of Trilliant Gaming Nevada, Inc., the Company’s controlling shareholder.  Executive’s interest in the Equity Bonus Pool shall vest one hundred percent (100%) on the fifth anniversary of the effective date of this agreement (October 1, 2015).

6.             Executive Benefit Programs.  During the Term, Executive shall be entitled to participate in Company’s Executive benefit plans as are generally made available from time to time to Company’s Executives, subject to the terms and conditions of such plans, and subject to Company’s right to amend, terminate or take other similar actions with respect to such plans.

7.             Business Expense Reimbursements.  Company will pay or reimburse Executive for all reasonable out-of-pocket expenses, including travel expenses, Executive incurs during the Term in the course of performing Executive’s duties under this Agreement upon timely submission of appropriate documentation.

8.             Extent of Services.  Executive agrees that the duties and services to be performed by Executive shall be performed exclusively for members of the Company Group.  Executive further agrees to perform such duties in an efficient, trustworthy and businesslike manner.  Executive agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Executive’s duties under this Agreement, without the written approval of the Company.

9.             Policies and Procedures.  In addition to the terms herein, Executive agrees to be bound by Company’s policies and procedures as they may be amended by Company from time to time.  In the event the terms in this Agreement conflict with Company’s policies and procedures, the terms herein shall take precedence.  Company recognizes that it has a responsibility to see that its Executives understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole.  Executive acknowledges having read Company’s policies, procedures and manuals and agrees to abide by the same, including but not limited to Company’s policy of prohibiting underage gaming and supporting programs to treat compulsive gambling.

10.           Licensing Requirements.  Executive acknowledges that Company is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which Company is engaged or has applied or during the Term may apply to engage in the gaming business.  If requested to do so by Company, Executive shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Executive by any regulatory authority having jurisdiction over Company.

11.           Failure to Satisfy Licensing Requirement.  If Executive fails to satisfy any licensing requirement referred to in Section 10 above, or if any governmental authority directs the Company to terminate any relationship it may have with Executive, or if Company shall determine, in Company’s sole and exclusive judgment, that Executive was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Company’s business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Company and the parties’ obligations and responsibilities shall be determined by the provisions of Section 15.

12.           Restrictive Covenants.

a.             Competition.  Executive acknowledges that, in the course of Executive’s responsibilities hereunder, Executive will form relationships and become acquainted with certain confidential and proprietary information as further described in Section 12.c.  Executive further acknowledges that such relationships and information are and will remain valuable to the Company Group and that the restrictions on future employment, if any, are reasonably necessary in order for Company to remain competitive in the gaming industry.

i.              In recognition of Company’s heightened need for protection from abuse of relationships formed or information garnered before and during the Term of the Executive’s employment hereunder, Executive covenants and agrees that should Executive separate his employment from Company during the Term of this Agreement, Executive agrees that for a six (6) month period immediately following such separation of employment or for the balance of the remaining unexpired Term plus three (3) months, whichever shall occur first, for any reason, unless such employment is terminated by Company other than for Cause as defined in Paragraph 16 or by Executive for Cause as defined in Paragraph 17 (as such term is defined below) (the “Restrictive Period”), not to directly or indirectly be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in, or otherwise be connected or associated in any way or manner with, any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company or entity, engaged in gaming or proposes to engage in gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which any member of the Company Group during the Restrictive Period is engaged in gaming or proposes to engage in gaming (“Competitor”).

ii.             In recognition of Company’s heightened need for protection from abuse of relationships formed or information garnered before and during the Term of the Executive’s employment hereunder, Executive further covenants and agrees that should Executive separate his employment from Company after the Term of this Agreement, Executive agrees that for a period of three (3) months immediately following such separation of employment for any reason, unless such employment is terminated by Company without Cause (as such term is defined below) (the “Restrictive Period”), not to directly or indirectly be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in, or otherwise be connected or associated in any way or manner with, any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company or entity, engaged in gaming or proposes to engage in gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which any member of the Company Group during the Restrictive Period is engaged in gaming or proposes to engage in gaming (“Competitor”).

b.             Nonsolicitation.  Executive further covenants and agrees that during the Term and for a period of twenty four (24) months following the expiration of the Term, Executive shall not directly or indirectly:

i.              Make known to any third party the names and addresses of any of the customers, Executives or former Executives of any member of the Company Group, or any other information pertaining to those customers;

ii.             Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of any member of the Company Group, either for Executive’s own account or for any third party;

iii.            Call on, solicit and/or take away, any potential or prospective customer of any member of the Company Group, on whom the Executive called or with whom Executive became acquainted during employment (either before or during the Term) by any member of the Company Group, either for Executive’s own account or for any third party; and

iv.            Approach or solicit any current Executive or former Executive that has been terminated for less than six (6) months or independent contractor of any member of the Company Group with a view towards enticing such person to leave the employ or service of any member of the Company Group, or hire or contract with any current Executive or former Executive that has been terminated for less than six (6) months or independent contractor of any member of the Company Group, without the prior written consent of the Company, such consent to be within Company’s sole and absolute discretion.

Notwithstanding the foregoing, no Trade Secret as set forth in Section 12.e. below may be revealed by Executive even after twenty four (24) months after the termination of the Term.

c.             Confidentiality.  Executive covenants and agrees that Executive shall not at any time during the Term or thereafter, without Company’s prior written consent, such consent to be within Company’s sole and absolute discretion, disclose or make known to any person or entity outside of the Company Group any Trade Secret (as defined below), or proprietary or other confidential information concerning any member of the Company Group, including without limitation, Company’s customers and its casino, hotel and marketing practices, procedures, management policies or any other information regarding any member of the Company Group which is not already and generally known to the public through no wrongful act of Executive or any other party.  Executive covenants and agrees that Executive shall not at any time during the Term, or thereafter, without the Company’s prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder.  Not by way of limitation but by way of illustration, Executive agrees that such Trade Secrets, proprietary or confidential information specifically include, but are not limited to, those documents and reports set forth on Exhibit “B” attached hereto. For purposes of this Section 11.c, Trade Secrets is defined as information (including, but not limited to, all information, materials or terms included within the Nevada Revised Statutes (“NRS”)), including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

d.             Third Party Information.  Executive acknowledges that Company and other members of the Company Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out Executive’s duties hereunder consistent with Company’s (or such other member of the Company Group’s) agreement with such third party.

e.             Company’s Property.  Executive hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Company constitute Company’s exclusive property (regardless of whether Executive possessed or claims to have possessed such information prior to the date hereof).  Executive agrees that upon termination of employment, Executive shall promptly return to the Company all notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Executive possessed such information prior to the date hereof) containing or relating in any way to the Trade Secrets or proprietary or confidential information of each member of the Company Group, including but not limited to, the documents referred to in Section 12.c.  Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of any member of the Company Group.

f.              Notice to Company.  Executive agrees to promptly notify Company, during Executive’s employment with Company, of any contacts made by any gaming licensee, which concern or relate to an offer of future employment (or consulting services) to Executive.

13.           Representations.  Executive hereby represents, warrants and agrees with Company that:

a.             The covenants and agreements contained in Section 12 above are reasonable, appropriate and suitable in their geographic scope, duration and content; the Company’s agreement to employ the Executive and a portion of the compensation and consideration to be paid to Executive hereunder, is in partial consideration for such covenants and agreements; the Executive shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms;

b.             The enforcement of any remedy under this Agreement will not prevent Executive from earning a livelihood, because Executive’s past work history and abilities are such that Executive can reasonably expect to find work in other areas and lines of business;

c.             The covenants and agreements stated in Section 12 above are essential for the Company’s reasonable protection;

d.             Company has reasonably relied on these covenants and agreements by Executive; and

e.             Executive has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Executive may have or agreed to have with any other person or entity.

Additionally, Executive agrees that in the event of Executive’s breach or threatened breach of any covenants and agreements set forth in Section 12 above, Company may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages.  In any such event, Executive waives any claim that the Company has an adequate remedy at law or for the posting of a bond.

14.                                 Termination for Death or Disability.  Executive’s employment hereunder shall terminate upon Executive’s death or Disability (as defined below).  In the event of Executive’s death or Disability, Executive (or Executive’s estate or beneficiaries in the case of death) shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Company Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Company’s next scheduled payroll date), (2) any earned but unpaid Performance Bonus in respect of any completed Performance Period for which the applicable EBITDA target has been met as provided in Exhibit “A,” (3) business expense reimbursement pursuant to Section 7, (4) benefits provided pursuant to Section 5, subject to the terms and conditions applicable thereto and (5) continued Base Salary payments for three (3) months from the date of termination of employment to be paid in accordance with Company’s scheduled payroll practices (in the case of Disability, offset by amounts payable to Executive pursuant to any disability plan sponsored by any member of the Company Group). For purposes of this Section 14, Disability is defined as Executive’s incapacity, certified by a licensed physician selected by Company (“Company’s Physician”), which precludes Executive from performing the essential functions of Executive’s duties hereunder for a substantial portion of any consecutive period of six (6) months or more.  In the event Executive disagrees with the conclusions of the Company’s Physician, Executive (or Executive’s representative) shall designate a physician (“Executive’s Physician”), and Company’s Physician and Executive’s Physician shall jointly select a third physician (“Third Physician”), who shall make the determination which determination shall be final and binding on the parties hereto.  Executive hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by Company’s Physician or the Third Physician in connection with any determination to be made pursuant to this Section 14.

15.                                 Termination by Company for Cause.  Company may terminate Executive’s employment hereunder for Cause (as defined below) at any time.  If Company terminates Executive’s employment for Cause, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Company Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Company’s next scheduled payroll date), (2) business expense reimbursement pursuant to Section 7, and (3) benefits provided pursuant to Section 6, subject to the terms and conditions applicable thereto.  For purposes of this Section 15, Cause is defined as Executive’s (a) failure to abide by Company’s policies and procedures, (b) misconduct, insubordination, or inattention to Company’s business, (c) failure to perform the duties required of Executive up to the standards established by the Company, or other material breach of this Agreement (other than as a result of a Disability), (d) fraud, embezzlement, theft, or comparable dishonest activity committed by Executive, (e) Executive’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude, (f) Executive’s breach, neglect, refusal or failure to materially discharge his duties or Executive’s failure to comply with the lawful directions of Company or (g) failure or inability to satisfy the requirements stated in Section 10 above.

16.                                 Termination by Company other than for Cause.  Company may, at any time, terminate Executive’s employment hereunder without Cause by delivering a written notice of termination.   If Company shall terminate Executive’s employment hereunder other than for (x) Cause, (y) death or (z) Disability,  then Executive shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Company Group on and after the effective date of termination of employment other than (1) Base Salary payments for six (6) months, to the extent unpaid at the date of termination and paid in accordance with Company’s scheduled payroll practices,  (2) business expense reimbursement pursuant to Section 7, and (3) continued coverage, at no cost to Executive or his then covered dependents, under Company’s health and insurance programs for three (3) months; provided, however, that (a) if such continued coverage is not permitted under the terms of such plans, then Company shall provide Executive and his dependents substantially similar coverage and (b) if Executive becomes eligible for health and insurance coverage from a new company (and any benefits received by or made available to Executive shall be reported by Executive to Company), then Company’s obligations pursuant to this clause (3) shall cease. The payments and benefits to be provided pursuant to this Section 16 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to the Executive and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by any member of the Company Group.  With respect to the Base Salary payments identified in clause (1) above, Executive shall have a duty to reasonably mitigate damages following termination pursuant to this Section 16.  The amount of any Base Salary payment provided for under this Section 16 shall be reduced by any compensation earned by Executive within six (6) months of Executive’s termination date with Company.  Executive agrees to immediately advise Company in writing of (a) the acceptance of any employment following termination and (b) the amount of all compensation received within six (6) months of Executive’s date of termination with Company.

17.                                 Termination by Executive for Cause.  Executive may terminate Executive’s employment hereunder for Cause (as defined below) at any time upon written notice to the Company specifying a date of termination not less than fifteen (15) days following the date of the written notice.  Such notice shall specify the facts relied upon by Executive to determine that Cause exists.  If the Company cures the breach or violation cited in the notice prior to the date of termination specified in the notice, Executive may not terminate Executive’s employment for Cause.  Between the date notice is given and the date of termination, Executive shall not be employed by any other person or entity, and shall continue to perform Executive’s duties for the Company to the extent Executive is requested by the Company to do so.  The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Cause for Executive to terminate Executive’s employment under this Section 17.

For purposes of this Agreement, “Cause” shall mean:

(a)   a material, substantial, and permanent reduction in Executive’s duties, responsibilities or authority at the Company without Executive’s prior written consent; or

(b)         a material breach of this Agreement; or

(c)   the failure of Company to obtain any requisite license, permit or approval based on suitability from any government authority (the “Authorities), including any gaming or liquor license, permit or approval, in each case that would preclude Executive from carrying out his or her essential duties under this Agreement.

Executive shall be deemed to have waived Executive’s right to terminate for Cause with respect to any such breach or action if Executive does not notify the Company in writing of such breach or action within thirty (30) days from when Executive has actual knowledge of the event that gives rise to such breach or action.

Executive shall receive the following should Executive terminate Executive’s employment hereunder for Cause: (1) Base Salary payments for six (6) months, to the extent unpaid at the date of termination and paid in accordance with Company’s scheduled payroll practices,  (2) business expense reimbursement pursuant to Section 7, and (3) continued coverage, at no cost to Executive or his then covered dependents, under Company’s health and insurance programs for three (3) months; provided, however, that (a) if such continued coverage is not permitted under the terms of such plans, then Company shall provide Executive and his dependents substantially similar coverage and (b) if Executive becomes eligible for health and insurance coverage from a new company (and any benefits received by or made available to Executive shall be reported by Executive to Company), then Company’s obligations pursuant to this clause (3) shall cease. The payments and benefits to be provided pursuant to this Section 16 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to the Executive and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by any member of the Company Group.  With respect to the Base Salary payments identified in clause (1) above, Executive shall have a duty to reasonably mitigate damages following termination pursuant to this Section 17.  The amount of any Base Salary payment provided for under this Section 17 shall be reduced by any compensation earned by Executive within six (6) months of Executive’s termination date with Company.  Executive agrees to immediately advise Company in writing of (a) the acceptance of any employment following termination and (b) the amount of all compensation received within six (6) months of Executive’s date of termination with Company.

18.                                 Termination by Executive other than for Cause.  Executive may terminate Executive’s employment hereunder upon thirty (30) days’ prior written notice to Company. If Executive shall terminate his employment other than for  death or  Disability, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Company Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Company’s next scheduled payroll date),  (2) business expense reimbursement pursuant to Section 7 and (3) benefits provided pursuant to Section 6, subject to the terms and conditions applicable thereto.

19.                                 Release; Full Satisfaction. No payments or benefits shall be provided pursuant to Sections 14, 15, 16 or 17, unless and until Executive executes and delivers a standard form of general release of claims, and such release has become irrevocable; provided, however, that Executive shall not be required to release any indemnification rights or continuing rights to benefits under Company’s benefit plans, in accordance with the terms and conditions of such plans.

20.                                 Cooperation Following Termination. Following termination of employment of Executive’s employment hereunder for any reason, Executive agrees to reasonably cooperate with Company upon the reasonable request of the Board and to be reasonably available to Company with respect to matters arising out of Executive’s services to any member of the Company Group.  Company shall reimburse, or at Executive’s request, advance Executive for expenses reasonably incurred in connection with such matters.

21.                                 Severability.  If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Executive unenforceable or invalid because of the geographic scope or time duration of such restriction.  In such event, Company shall have the option to deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid.

22.                                 Survival.  Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 12 and 13 shall survive the termination of this Agreement.

23.                                 Notice.   For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified, notices shall be sent to the addresses indicated below:

To Company:

Tropicana Las Vegas, Inc.

3801 South Las Vegas Blvd.

Las Vegas, NV 89109

Attn: General Counsel

To Executive:

Mrs. Marie Ramsey

9548 Bella Citta St.

Las Vegas, Nevada  89178

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

24.                                 Tax Withholding.  Notwithstanding any other provision of this Agreement, Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

24.                                 Dispute Resolution.  Except for a claim by either Executive or the Company for injunctive relief, any dispute or difference of opinion between Executive and the Company involving the meaning, interpretation, and application of any provision of this Agreement shall be adjusted exclusively through binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes, to the extent not inconsistent with the Paragraph.  The arbitrator shall have no authority, jurisdiction, or power to amend, modify, nullify, or add to the provisions of this Agreement.  The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute which creates a cause of action in the employment context.  In such a situation, the arbitrator shall specify in his or her award the specific statute under which he or she has granted such relief.  Costs shall be awarded to the prevailing party by the arbitrator.  Each party shall pay its own attorney’s fees.  No request to arbitrate will be entertained or processed unless it is received in writing by either party to this Agreement within ninety (90) calendar days after the occurrence of the event giving rise to the dispute.  In the event a request to arbitrate is made by a party, they shall request a panel of 15 arbitrators from the Las Vegas office of the American Arbitration Association.  In the event an arbitrator panel is requested, the panel shall consist of members of the National Academy of Arbitrators and members of the Mountain States Panel, half of whom reside in either California or Nevada.  The Arbitrator shall be selected by the mutual strike method; a coin toss will determine the first strike.

25.                                 No Waiver of Breach or Remedies.  No failure or delay on the part of Company or Executive in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

26.                                 Amendment or Modification.  No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by a member of the Board (other than Executive), and Executive, nor consent to any departure by the Executive from any of the terms of this Agreement shall be effective unless the same is signed by a member of the Board (other than Executive).  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

27.                                 Governing Law; Venue.  The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, without regard to conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

28.                                 Headings.  The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

29.                                 Assignment.  This Agreement is personal to Executive and may not be assigned by Executive.

30.                                 Successors and Assigns.  This Agreement may be assigned by Company to its successors and shall be binding upon the successors and assigns of Company.

IN WITNESS WHEREOF, Company and Executive have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EXECUTIVE:

By:	/s/ Marie Ramsey
Name: Mrs. Marie Ramsey

TROPICANA LAS VEGAS, INC.

By:	/s/ Alejandro Yemenidjian
Name: Alejandro Yemenidjian, CEO

EXHIBIT “A”

Executive shall be entitled to receive a Performance Bonus with respect to a Performance Period.

Performance Bonus shall mean fifty percent (50%) of the Executive’s Base Salary.  One-half of the Performance Bonus shall be earned if the applicable EBITDA target for such Performance Period has been met.  The other half of the Performance Bonus shall be earned if the applicable targets specific to Executive have been met.  Targets specific to Executive shall be established at the beginning of each Performance Period.

Performance Period shall mean each calendar year after 2010.

EBITDA shall mean, its:

(a)          Net income (loss) plus (i) interest expense, (ii) income tax expense (or less income tax benefit), (iii) depreciation and amortization expense, and (iv) appropriate accruals with respect to the Executive Performance Bonus and bonus amounts for other Executives.

EXHIBIT “B”

Name of Report:	Generated By:

Including, but not limited to:

Arrival Report	Room Reservation
Departure Report	Room Reservation
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing